Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.34

Memorandum on Contract Amendment

Z Holdings Corporation (formerly Yahoo Japan Corporation at the time of executing the Original Agreement and the Original Memorandum; trade name changed as of September 1, 2019 due to transition to a holding company; “ZHD”) and YJ Card Corporation (“YJ Card”) enter into the following memorandum (this “Memorandum”) with respect to the Basic Loan Agreement entered between the parties on April 1, 2015 (the “Original Agreement”) and the Memorandum on Change of Receiver, Etc. between the parties dated April 20, 2018 (the “Original Memorandum”). The terms used in this Memorandum have the meanings defined in the Original Agreement, unless otherwise defined herein.

Article 1 Amendment of the Original Agreement

1.	The parties agree to amend the provisions of Article 3, Paragraph 3 of the Original Agreement as follows.

Original

YJ Card shall apply to Yahoo for an Individual Agreement by attaching a PDF file of the drawdown application form signed and sealed by an authorized person by e-mail at least 5 business days before the desired drawdown date (which shall be a business day). The sender and receiver of an application for an Individual Agreement are the people specified below. Any application sent or received by a person other than those specified below is invalid.

Amended

YJ Card shall apply to ZHD for an Individual Agreement by attaching a PDF file of the drawdown application form signed and sealed by an authorized person by e-mail at least 3 business days before the desired drawdown date (which shall be a business day). The sender and receiver of an application for an Individual Agreement are the people specified below. Any application sent or received by a person other than those specified below is invalid.

2.

The parties agree to amend the “Receiver” specified in Article 3, Paragraph 3 of the Original Agreement (as amended by the Original Memorandum) as follows. The amended portions are indicated by underlined text in the section titled “Amended.”

Original

Receiver (Yahoo): [***]

Amended

Receiver (ZHD): [***]

Article 2 Supplementary Amendment

The provisions of the Original Agreement shall continue to apply with respect to all matters not amended herein.

Article 3 Term

This Memorandum is executed as of the date indicated below, and is effective until the termination of the Original Agreement.

As proof of the conclusion of this agreement, the parties shall affix their respective electronic signatures to a PDF file of this Memorandum, and each party shall retain that file or a copy thereof. If executed as a paper instrument, this Memorandum shall be prepared in duplicate, and each Party shall affix its name and seal hereto and retain one original.

December 22, 2020

ZHD:

YJ Card:	3-4-2 Hakataekimae, Hakata-ku, Fukuoka-shi
YJ Card Corporation
Satoshi Ando, Representative Director